EmotionTrac, Inc.

EmotionTrac is PATENTED technology that measures audience emotion and engagement with video content. It's an AI-based platform for running on-demand tests with targeted audiences using virtually any kind of video content, and the insights it reveals improve ROI in multiple billion-dollar markets.


EmotionTrac
Transformative AI
SOLUTIONS
for measuring audience
EMOTION &
ENGAGEMENT

Invest

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SHARE PRICE

$2

TOTAL RAISED

$0

VALUATION

$32,992,080

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Imagine a world where digital advertisers, creative powerhouses, and content wizards harness the power of video content to captivate audiences, build unforgettable brands, and spearhead causes and campaigns. **EmotionTrac's patented AI-powered platform, which analyzes a viewer's emotional reaction and verifies engagement using AI, is turning this vision into reality.**

Several HIGH GROWTH markets are already using video content to engage with targeted audiences and each *one of those markets* is already **spending billions of dollars** to communicate their message. When a trillion dollars is on the line, you want to make sure that message lands the first time. Our AI-powered technology aims to generate ROI to these markets that may fuel even more explosive growth.

EmotionTrac is a software solution utilizing AI to produce premium quantitative data for emotional reaction and engagement to video content. The cloud-based Software-as-a-Service (SAAS) is used to test audiences' emotional reactions to **legal cases for pre-trial preparation, TV and video ads, movie trailers, and other video content** to gain consumer insights BEFORE a dime is spent on distribution. With access to a consenting pool of more than 290 million participants globally with up to 200 points of demographic data, virtually any message can be tested and improved to bring greater value to these markets.

Backed by a team with a track record of success and a product already generating revenue, we believe EmotionTrac is poised to be the leader in this emerging technology.

PROBLEM

Billions of dollars may be spent on consumer video across several lucrative markets that are projected to grow substantially over the next 5 years. The buyers in these markets need tools that can improve their ROI when so much money is at stake if that growth is going to sustain. Right now, there is a vacuum for tools that predict audience reactions to video content at the speed, scale, and efficiency these markets need.

Other than surveys and direct to release A/B testing, the media world still utilizes the classic focus group dating back to the 1940s for insights. Consequently, we believe the vast majority of consumer videos are launched untested and billions are wasted on messaging that doesn't bring the ROI needed to sustain market growth.

It's time for audience insights to catch up with the demands of these high growth industries.


Immediate Addressable Markets
Commercials
Film
Television/ Streaming
Market Research
Retail Media Networks
Legal / Mock Jury
Campaigns / Elections
EmotionTrac

SOLUTION


EmotionTrac
Patented AI Emotion Detection and Analysis Technolgy for Measuring Valuable Target Audience Impact.

EmotionTrac™ has developed an Emotion Detection and Analysis platform that uses an opted-in audience of more than 290 million users globally to test the emotional response to video content. Test audiences of targeted users watch video content via their mobile phone or computer while our AI detects their emotional response second by second and analyzes it real time. These insights let our customers know whether their video content may have the emotional impact they expect BEFORE they spend a dime on distribution. Early customer tests are revealing powerful insights into target audience reactions for video content used in a variety of industries.


EmotionTrac
Patented AI For Measuring Emotion and Engagement
AI Powered Emotional Insights For Greater ROI
Platform Highlights

Insights within minutes, not weeks...

Once a test is deployed, the results are back in as little as an hour and accessible on the customer dashboard. The customer is provided with 16 analytical emotion reports with demographic drill-down across all including 8 emotion playback maps.

Customers are finding the EmotionTrac testing platform to be highly insightful, easy to use, and economical. It only takes a few minutes to create and deploy a test and clients can select their test panel with demographics across more than 290 million possible panelists in 130 countries (30 million in the US). All of this at a base price starting as low as $600 per test.


Discover how your message resonates emotionally with each audience demographic before you go live with your creative so you can maximize your
mpaign results and prevent damage to your brand.



TESTIMONIALS


Jacob Edenfield, Group Creative Director
Starmark International, Inc.
EmotionTrac


EmotionTrac
Morgan & Morgan, PA


EmotionTrac
Dino Colombo
Colombo Law


EmotionTrac
THIS IS ABOUT THE EMOTIONTRAC PRODUCT THAT WE USED
Haytham Faraj
Trial Lawyers for Justice


EmotionTrac
Mohamad Ahmad
Kermani LLP
it's what the jury thinks about it.

SUCCESS TO DATE

EmotionTrac has booked **over $600,000 in sales** since the platform launched in late 2020 and revenue continues to grow exponentially quarter-over-quarter, year-over-year.


EmotionTrac Quarterly Growth: FY 2021 - FY 2022
$160,000.00
$135,000.00
$110,000.00
$85,000.00
$60,000.00
$35,000.00
$10,000.00
$17.4K
$24.4K
$36.2K
$50.5K
$45.4K
$110.7K
$111.2K
$140.9K
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
*Figures rounded to nearest decimal

318% Year-Over-Year revenue growth in the past two fiscal years.

On March 2, 2022, the American Bar Association (ABA) representing 700,000+ US lawyers, voted EmotionTrac as one of the top five new technologies introduced to the US legal industry.

In 2020, the US Campaign & Elections Industry Association recognized EmotionTrac (Branded "Campaign Tester") as the top new technology for creative in the industry.

The EmotionTrac service is receiving attention because it can deliver profound results. We have customer testimonials and case studies (seen above) that show it.


National Awards
2020
Reed
AWARDS
Winner
ABA
American Bar Association
Top 5
Legal Tech 2022

The EmotionTrac technology has been issued three U.S. Patents:

- US PAT #10,609,450 – Method for hands and speech-free control of media presentations
- US PAT #10,880,602 – Method of objectively utilizing user facial expressions when viewing media presentations for evaluating a marketing campaign
- US PAT #11,257,317 – User engagement and mannerism tracking system and method for gaming systems

BUSINESS MODEL

AN ITERATIVE SALES CYCLE

Revenue at Scale



Video Content / Messaging
EmotionTrac
AI EmotionTrac Test
Target Industry Customers
Opt-in Audience Panel
Valuable Second-by-Second Insights On Emotion & Engagement - Available In Minutes

EmotionTrac has packaged its technology into a cloud-based Software-as-a-Service (SaaS) solution currently being sold to the US Legal and Creative Markets to test audiences' emotional reactions to video content. Revenue is generated by charging customers in these industries to build and deploy their content to a consenting test audience that matches the demographics of their target audience. Within an hour of completing deployment, customers can access Second-by-Second AI-generated data on the emotional impact of their content and use those insights to improve their messaging and drive better decision making.

The legal industry utilizes our service much like a mock jury to gain insights for jury selection, case strategy, case value, evidence or testimonial impact and to build negotiating collateral.

The creative media industries utilize our service, unlike a focus group, to gain valuable emotional reading through audience insights for TV and film content, TV and video ads, movie trailers and election position strategies.

MARKET

Our technology presents incredible market opportunities for EmotionTrac and its investors. The application of facial and emotion detection technology is expanding rapidly across multiple lucrative markets, and is **currently being sold into 6 markets which alone are expected to total over $1T in aggregate value**. This disruptive solution brings increased return on investment through *pre-launch* AI-driven insights to these high-growth industries.



Projected Market Values
2027 Market Opportunities
Market Research
Spending projected to reach $116.5 Billion in 2027
—MarketResearch.com
Digital Video Advertising
Spending projected to reach $229.8 Billion in 2027
—Statista.com
TV Commercials
Spending projected to reach $56.8 Billion in 2027
—Statista.com
Video Production Services
Spending projected to reach $321 Billion in 2027
—Adroit Market Research
Retail Media Networks
Spending projected to reach $168 Billion in 2027
—Statista.com
Legal
Calculated Market size for litigation services with Emotion AI of 108.4 Billion in 2027
—Institute for the Advancement of the American Legal System and Grand View Research
$1 Trillion
Aggregate Market Value
2027


David
Markowski
President & CFO
The Market and Opportunity

PRESS

- **BioMetric Update**
  Emotion recognition AI finding fans among lawyers swaying juries and potential clients
- **EIN Presswire**
  Tears of Unbridled Joy -- Yes, America Gets Emotional Over a Beer Commercial
- **ABA Journal: Legal Rebels**
  EmotionTrac analyzes facial expressions in real time to help lawyers pick juries, market themselves
- **EmotionTrac**
  Claim: Artificial Intelligence Could Level Playing Field for Big Law and Small Firm Litigators

TEAM

They say you can't lead someone to a place you've never been. Our C-suite executives and Board of Advisors have been at the forefront of leading, founding, and nurturing companies to remarkable heights of success. Their impressive track record is our compass, guiding us towards a promising future ripe with potential.

Under the stewardship of these experienced visionaries, we believe we're charting a course towards unprecedented achievement.



Aaron Itzkowitz

CEO/Founder

Past Companies & Partnerships:
– President, Successories
– Hewlett Packard

"I started EmotionTrac because I believe in the transformative potential of emotional analytics to revolutionize the way we understand and connect with an audience. The tools we're creating enable brands to create truly impactful experiences."



David Markowski

President, CFO

Past Companies & Partnerships:
– Corporate Development Specialist
– Lehman Brothers DH Blair & Co.
– Founder Global America, Inc

"Over my 37 years of corporate development and capital formation for small companies I have never had a clearer picture of a future [company] than with EmotionTrac. When I discovered them, I just had to invest and get involved."



Jonathan Brickman

CRO

Past Companies & Partnerships:
– Founder, Bigdough.com (now Ipreo - $100+ Million Exit)
– Founder, RainKing Solutions (now ZoomInfo - $100+ Million Exit)

"I've been fortunate to have achieved success as a founder myself, and I see EmotionTrac's AI technology as the tip of the spear for a market with tremendous possibilities. If you're like me, you just have to get on board when you see a unique product in a high growth market."



Ron Erickson

Board Director

Past Companies & Partnerships:
– Executive Management, Egghead Software
– Founding Investor, DoubleDown Interactive ($500 Million Acquisition)
– Founder & CEO, KnowLabs

"I've enjoyed wonderful success by founding, co-founding, and investing in startup companies that disrupt a growing market with unique technology. EmotionTrac is one of those."





Shelli Garson
VP - Research & Insights

Past Companies & Partnerships:
– Grey Group
– Saatchi & Saatchi
– McCann Worldgroup

"Using EmotionTrac's AI technology to improve communication isn't just an amazing business model. It's a technology that can eliminate the waste in digital media and make your message heard. That's why I'm a part of EmotionTrac."

Lou Andreozzi
Advisory Board
Vice Chairman of Mass Torts & Class Action, EPIQ (Current)

Past Companies & Partnerships:
– Chairman, Bloomberg Law
– CEO, LexisNexis North American Legal Markets
– CEO, IQNAvigator



Mark Coleman
Advisory Board

Past Companies & Partnerships:
– Executive Management, Google Ads
– Executive Management, DoubleClick (Acquired by Google, $3.1 Billion)

"I'm involved in this company in many ways– as an investor, as an advisor, and even as a customer, and I've had nothing but positive feedback from everyone. I think it's one of the best kept secrets out there."



Dr. Clinton Cimring
Advisory Board

Past Companies & Partnerships:
– Co-Creator, RankDex Search Algorithm (Baidu)

"I feel privileged to be involved with EmotionTrac. What excites me about EmotionTrac is being first to market. I started developing the patents for the underlying technology in late 2016. That idea has now become a reality. Other companies will have to try to reverse engineer what we've built in order to copy us, which inherently leaves them at a disadvantage."

USE OF PROCEEDS

If the offering's maximum amount of $618,000 is raised:

Use	Value	% of Proceeds
Staff	$150,000	24.3%
Unallocated Funds	$17,118	2.8%
Marketing & Sales	$150,000	24.3%
Product Development	$150,600	24.4%
General & Administrative	$120,000	19.4%
Intermediary fees	$30,282	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in EmotionTrac, Inc.. This offering must raise at least $10,000 by Invalid date at Invalid date ET. If this offering doesn't reach its *target*, then your money will be refunded. EmotionTrac, Inc. may issue additional securities to raise up to $618,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	16,805,040 shares
×	$2 per share
	$33,610,080 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

Invalid date	Primary offering of 309,000 shares at $2
Jan 26, 2022	We want to again thank all our investors...
Mar 10, 2021	We're pleased to have been invited to present...
Mar 9, 2021	To our Netcapital investors: 1. Thank you for...
Feb 19, 2021	Our flagship product, Yale Insights, has...
Jan 29, 2021	On December 29th, we were officially issued our...
Jan 6, 2021	Aaron Itzkowitz, Founder & CEO of Jinglz,...
Dec 23, 2020	This informative video interview with Jinglz...
Dec 11, 2020	BIG things are happening. We have been...
Oct 8, 2020	Using an Online Focus Group to Present a...
Sep 17, 2020	Jinglz is pleased to announce that its...
Sep 1, 2020	CampaignTester was recently featured on...
Aug 11, 2020	Apologies for the second email, this one...
Jun 19, 2020	According to a survey conducted last week by...

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